Exhibit 99.1

Anthracite Capital, Inc. Announces Merger
Agreement With Core Cap, Inc.

NEW YORK--(BUSINESS WIRE)--Feb. 9, 2000--Anthracite Capital, Inc. (NYSE:AHR
- news), announced today that it has signed a definitive merger agreement with CORE Cap, Inc. ("CORE Cap"), a privately owned mortgage real estate investment trust that is externally managed by GMAC Mortgage Asset Management, Inc., a subsidiary of GMAC Mortgage Corporation ("GMAC Mortgage").

The merger agreement provides for Anthracite to acquire 100% of the outstanding common shares of CORE Cap for common shares of Anthracite, using an exchange ratio based upon the respective net asset values attributable to each company's common stock. At December 31, 1999 CORE Cap had equity capital of approximately $90 million, comprised of common stock and $56.5 million par amount of 10% perpetual, cumulative convertible preferred stock. CORE Cap's preferred stock would be exchanged for a new series of Anthracite preferred stock with substantially identical terms. The price at which the new preferred stock would convert will exceed the GAAP book value per share of AHR common stock. At December 31, 1999 CORE Cap had assets of approximately $1.4 billion, comprised of investment grade quality residential loans and mortgage backed securities including Agency securities.

Hugh Frater, President and CEO of Anthracite, said, "This transaction will be accretive to Anthracite earnings per share in 2000 and will increase the liquidity of the common stockholders of CORE Cap. The equity capital base of Anthracite will increase by over 50% and better position the company to take advantage of the compelling opportunities in the U.S. real estate debt markets. We are pleased to welcome GMAC Mortgage as a shareholder and look forward to an ongoing relationship with this premier real estate finance organization."

The merger, which is structured as a taxable stock-for-stock transaction, is expected to close in the first half of 2000, subject to the approval of CORE Cap shareholders. The boards of directors of CORE Cap and Anthracite have approved the merger as well as the management of the merged company by BlackRock Financial Management, Inc., a subsidiary of BlackRock, Inc. (NYSE:BLK - news). In connection with the transaction the board of Anthracite would be expanded to include two current representatives of the board of CORE Cap, including a representative of GMAC Mortgage.

The transaction includes a one-time payment of $2.15 million by the merged company to GMAC Mortgage Asset Management in partial satisfaction of the contractual termination provisions of the existing management agreement with CORE Cap. In addition, BlackRock, Inc. has entered into a separate agreement with GMAC Mortgage Asset Management, subject to the closing of the merger, under which BlackRock would be primarily obligated to make all other payments required to satisfy the termination provisions of their management contract. GMAC Mortgage will continue to provide a right of first offer on adjustable rate residential mortgage production to the merged entity.

Anthracite was advised in this transaction by Prudential Securities Incorporated, CORE Cap was advised by PaineWebber Incorporated, and GMAC Mortgage Asset Management was advised by Merrill Lynch & Co.

CORE Cap acquires, holds and manages a diversified portfolio of mortgage related assets including single-family and multi-family whole-loans and agency securities, investment grade commercial mortgage backed securities and related assets. CORE Cap is externally managed by GMAC Mortgage Asset Management, a subsidiary of GMAC Mortgage. GMAC Mortgage is an indirect wholly owned subsidiary of General Motors Acceptance Corporation (GMAC), one of the largest financial services companies in the world.

Anthracite is a publicly traded mortgage real estate investment trust which invests in a diversified portfolio of multi-family, commercial and residential mortgage loans, mortgage-backed securities, and other real estate related assets. Anthracite is externally managed by BlackRock Financial Management, Inc., a subsidiary of BlackRock, Inc. BlackRock, Inc., a publicly traded investment management firm based in New York City, is majority owned by PNC Bank (NYSE:PNC - news) and manages over $165 billion in investment assets.

Safe Harbor Statement

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995,
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as "may," " will," "intend," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; competitive factors in the businesses in which we compete; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity; inflation and changes in the interest rate environment that reduce margins or the fair value of financial instruments; changes in currency exchange rates; changes in national, regional or local business conditions or economic environments; government fiscal and monetary policies; legislative or regulatory changes that affect our business; factors inherent to the valuation and pricing of commercial loans; other factors generally understood to affect the value of commercial loans; and the other risks detailed in the Company's periodic reports as filed with the Securities and Exchange Commission (the "SEC") on Forms 10-Q, 8-K and 10-K and any amendments with respect thereto filed with the SEC; and other filings made by the Company with the SEC. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

For additional information visit our website at www.anthracitecapital.com.

Contact:

     Anthracite Capital, Inc.               Anthracite Capital, Inc.
     Hugh Frater                            Richard Shea
     President and CEO                      COO and CFO
     Tel: 212/754-5535                      Tel: 212/754-5579